Exhibit 99.1

Integral Signs Development and Supply Agreement with East Penn Manufacturing

Canton, Michigan, September 25, 2014 /PRNewswire/ -- Integral Technologies, Inc. (OTC-BB: ITKG)   ("Integral"), an emerging light-weighting leader and its wholly owned subsidiary ElectriPlast Corp., announced today that it has signed a contract with East Penn Manufacturing, operator of the largest single-site, lead-acid battery manufacturing facility in the world and a proven leader in custom wire and cable solutions.

Under the terms of the contract ElectriPlast will provide engineering and design services, materials and finished products to East Penn.

About East Penn

Founded in 1946 and headquartered in Lyon Station, Pennsylvania, East Penn is a leading manufacturer of high quality lead-acid batteries, accessories, wire & cable for the telecommunication, uninterruptible power supply (UPS), automotive, commercial, marine, and motive power markets.  The company’s products are sold via private label and under their Deka brand name.  The company's quality and environmental systems for its entire 520-acre complex have been certified to ISO 9001:2008, ISO/TS 16949:2009, and ISO 14001:2004 requirements.  Please visit the company web site at www.dekabatteries.com.

About Integral Technologies, Inc.

(ITKG) ("Integral"), and wholly owned subsidiary ElectriPlast Corp, engage in the discovery, development, and commercialization of electrically conductive hybrid plastics used primarily as raw materials in the production of industrial, commercial and consumer products and services worldwide. Its core material, ElectriPlast®, is a non-corrosive, electrically conductive resin-based material whose properties allow it to be molded into any of the infinite shapes and sizes associated with plastics, rubbers and other polymers while reducing component weight by 40 to 60%. Integral is a leader in conductive hybrid plastics with a broad Intellectual Property portfolio referencing its ElectriPlast technology. Applications for ElectriPlast include: Shielding Wire, Power Electronics, Connectors, and Cables; Shielding, Conduction, Batteries, Semiconductors, Heated Elements, Sensors, Antennas, Medical Devices, Consumer Electronics and Acoustics, Fuses, Capacitors, Resistors, RFID, Bus bars and Terminals.

Safe Harbor Statement

This press release contains "forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. These statements include, without limitation, predictions and guidance relating to the company's future financial performance and the research, development and commercialization of its technologies.  In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements, as the result of such factors, risks and uncertainties as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) other factors detailed in the company's public filings with the SEC, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended June 30, 2013 as filed with the Securities and Exchange Commission and available at www.sec.gov, and (4) the parties may be unable to agree upon definitive agreements.  You are urged to consider these factors carefully in evaluating the forward-looking statements.

Contact:

Corporate/Media Inquiries/Investor Inquiries:
812-455-5767
itkginquiry@itkg.net